UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	May 9, 2013

Commission File Number	Exact Name of Registrants as Specified in their Charters, State of Incorporation, Address and Telephone Number	IRS Employer Identification Number
1-14201	SEMPRA ENERGY (A California Corporation) 101 Ash Street San Diego, California 92101 (619) 696-2000	33-0732627

1-03779	SAN DIEGO GAS & ELECTRIC COMPANY (A California Corporation) 8326 Century Park Court San Diego, California 92123 (619) 696-2000	95-1184800

1-01402	SOUTHERN CALIFORNIA GAS COMPANY (A California Corporation) 555 West Fifth Street Los Angeles, California 90013 (213) 244-1200	95-1240705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 8.01   Other Events

2012 General Rate Case Decision

On May 9, 2013, the California Public Utilities Commission approved a final decision (Final GRC Decision) in San Diego Gas & Electric Co.’s (SDG&E) and Southern California Gas Company’s (SoCalGas), collectively referred to as the California Utilities, 2012 General Rate Case (2012 GRC) that the California Utilities filed jointly in December 2010. The Final GRC Decision establishes a 2012 revenue requirement of $1.733 billion for SDG&E and $1.959 billion for SoCalGas. This represents an increase of $119 million (7.4 percent) and $115 million (6.2 percent) over SDG&E’s and SoCalGas’ authorized 2011 revenue requirements, respectively. The Final GRC Decision is effective retroactive to January 1, 2012, and we will record the cumulative effect of the retroactive application of the Final GRC Decision in the second quarter of 2013. The amount of revenue associated with the retroactive period is expected to be recovered in SDG&E’s rates over a 28-month period, beginning in September 2013, and in SoCalGas’ rates over a 30-month period, beginning in July 2013. The Final GRC Decision also establishes a four-year GRC period (through 2015) and the continuation of the Z-Factor mechanism for qualifying cost recovery. The Z-Factor mechanism allows the California Utilities to seek cost recovery of significant cost increases, under certain circumstances, incurred between GRC filings from unforeseen events subject to a $5 million deductible per event.

Previously on April 18, 2013, the California Utilities filed comments in response to the 2012 GRC Proposed Decision (2012 GRC PD) with the CPUC recommending changes to the proposed 2012 revenue requirements, citing significant errors that should be addressed. The issues identified by the California Utilities in their filed comments equated to the 2012 GRC PD’s proposed revenue requirement being understated by $3 million and $52 million for SDG&E and SoCalGas, respectively. Among the major issues in the 2012 GRC PD identified by the California Utilities in the filed comments were: 1) discrepancies between the detail in the model used by the CPUC in determining the proposed 2012 revenue requirements when compared to the language in the 2012 GRC PD; 2) recovery of amounts for the funding of pension plans in excess of what the current funding levels of these plans are expected to be based on current pension funding guidelines; 3) reductions for the funding of critical gas operations and customer service departments at SoCalGas; and 4) the level of funding for the employees’ short-term incentive compensation plans when compared to the CPUC’s assessment of the level of total employee compensation for the California Utilities and to what has been approved in other recent California investor owned utilities’ GRC decisions.

The Final GRC Decision, when compared to the 2012 GRC PD: 1) corrects the discrepancies identified in the 2012 GRC PD between the model used by the CPUC in determining the 2012 revenue requirements and the supporting language in the 2012 GRC PD; 2) adjusts the recovery for the funding of pension plans to amounts closer to the expected funding level based on current pension funding guidelines; 3) provides additional revenues to fund critical gas operations and customer service departments at SoCalGas; and 4) provides additional revenues to fund the employees’ short-term incentive compensation plans.

The final decision also adopts an attrition mechanism for the escalation of the adopted revenue requirements for years 2013, 2014, and 2015 based on fixed annual factors of 2.65%, 2.75% and 2.75%, respectively. These fixed annual factors replace the attrition mechanism that was proposed in the 2012 GRC PD which was based on the use of the CPI-U, rather than a utility-industry index, as the basis for Post Test Year escalation.

We provide additional information regarding the 2012 GRC in Note 9 of the Notes to the Consolidated Financial Statements in the combined Quarterly Report on Form 10-Q for the first quarter ended March 31, 2013 for Sempra Energy, SDG&E and SoCalGas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: May 10, 2013	By: /s/ Trevor I. Mihalik
Trevor I. Mihalik Controller and Chief Accounting Officer

SAN DIEGO GAS & ELECTRIC COMPANY
(Registrant)

Date: May 10, 2013	By: /s/ Robert Schlax
Robert Schlax Vice President, Controller and Chief Financial Officer

SOUTHERN CALIFORNIA GAS COMPANY
(Registrant)

Date: May 10, 2013	By: /s/ Robert Schlax
Robert Schlax Vice President, Controller and Chief Financial Officer